Exhibit 10.28

Executive Officer Compensation

Base Salary

The following table sets forth the base salary for each named executive officer of Evolve Transition Infrastructure GP LLC, the general partner of Evolve Transition Infrastructure LP (the “Partnership”).  Each person is an employee of SNMP Services Inc. (“Services”) and provides services to the Partnership, with the amounts listed being the portion of the salary allocated to the Partnership, effective as of January 1, 2022.

Evolve Transition Infrastructure LP, Officer	Base Salary
Randall L. Gibbs Chief Executive Officer	$600,000
Michael A. Keuss President & Chief Operating Officer	$600,000
Jonathan C. M. Hartigan President & Chief Investment Officer	$375,000
Charles C. Ward Chief Financial Officer & Secretary	$375,000

Other Benefits

Services does not maintain a defined benefit pension plan for its employees because it believes that such plans primarily reward longevity rather than performance. Services provides a basic benefits package generally to all employees, which includes a 401(k) plan, parking costs, and health, disability and life insurance. In its discretion, Services and/or the board of directors of the Partnership’s general partner may award the named executive officers cash bonuses and/or equity compensation.